Contacts:
At Notify Technology Corporation:
Jerry Rice, Chief Financial Officer
Phone: 408-777-7927
jerry.rice@notifycorp.com

For Immediate Release

Notify Technology Reports Results for the Fiscal Quarter Ended March 31, 2008

Wireless revenue increases over 23 percent from same quarter in prior fiscal year.

San Jose, CA, May 15, 2007 -- Notify Technology Corporation (OTC: NTFY) today announced financial results for its fiscal quarter ended March 31, 2008.

The NotifyLink software product line increased 23% to $1,111,789 from $900,572 during the same period last year. The gross margin remained consistent at 95.6% and 96.0% for the three month periods ending March 31, 2008 and 2007, respectively. The Company showed a net loss for the fiscal quarter ended March 31, 2008, of $121,028 or a net loss per share of $(0.01), compared to a net loss of $142,936, or a net loss per share of $(0.01), reported for the three month period ended March 31, 2007.

Sales expenses were up at $487,576 in the three month period ended March 31, 2008 compared to $430,063 in the same period of fiscal 2007. Research and Development spending increased to $376,490 in the three month period ended March 31, 2008 compared to $312,959 in the same period of fiscal 2007. The overall increase in engineering expense is a direct result in supporting additional email platforms and new wireless devices. Administration expenses were $323,424 in the three month period ended March 31, 2008 compared to $360,240 in the same period of fiscal 2007.

“Three years ago we launched our NotifyLink On Demand solution as a Software-As-A-Service (SAAS) which provides organizations of all sizes with wireless email and PIM synchronization as an alternative option to an On Premise solution. Our On Demand solution now represents over one third of our quarterly revenue as a result of the market acceptance of this service,” said Paul DePond, President of Notify Technology. “Over the second half of this fiscal year we are planning to release new versions of both our NotifyLink On Premise and On Demand software which will provide support for additional email platforms and exciting new wireless devices such as the Apple iPhone. We are committed in supporting our customers regardless of what email platform and wireless devices they use.”

About Notify Technology Corporation
Founded in 1994, Notify Technology Corporation, (OTC: NTFY) is an innovative software company developing mobility products for organizations of all sizes. Notify’s wireless solutions provide secure synchronized email and PIM access and management to any size organization on a variety of wireless 2-way devices and networks. Notify sells its wireless products directly and through authorized resellers internationally. The company is headquartered in San Jose, California. For more information, visit http://www.notifycorp.com or contact 408-777-7920.

Forward-Looking Statements: This press release contains forward-looking statements related to Notify Technology that involve risks and uncertainties, including, but not limited to, statements regarding the improving performance and growth of our wireless product. Those statements are based on current information and expectations and there are important factors that could cause actual results to differ materially from those anticipated by such statements. These risks include, but are not limited to, our ability to deliver products and manage growth, our ability to continue to improve our existing products, release support for additional email platforms and additional devices or develop software compatible with the Apple iPhone within the fiscal year or ever, as well as other risks. In particular, we cannot predict future NotifyLink revenues with any accuracy and do not know whether NotifyLink revenues will continue to grow at the rates we have recently experienced. These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect Notify Technology's future results, please see the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management’s expectations.

(Financial Tables Follow)

NOTIFY TECHNOLOGY CORPORATION
CONDENSED UNAUDITED STATEMENTS OF OPERATIONS

	Three-Month Periods		Six-Month Periods
	Ended March 31,		Ended March 31,
	2008	2007	2008	2007
Revenue:
Product revenue	$1,111,789	$900,572	$2,186,643	$1,783,087
Service revenue	--	89,060	--	237,991
Total revenue	1,111,789	989,632	2,186,643	2,021,078

Cost of revenue:
Product cost	3,785	5,956	8,865	8,306
Royalty payments	45,566	26,163	74,637	50,113
Total cost of revenue	49,351	32,119	83,502	58,419
Gross profit	1,062,438	957,513	2,103,141	1,962,659

Operating expenses:
Research and development	376,490	312,959	772,172	617,027
Sales and marketing	487,576	430,063	901,782	877,386
General and administrative	323,424	360,240	646,780	674,766
Total operating expenses	1,187,490	1,103,262	2,320,734	2,169,179

Loss from operations	(125,052)	(145,749)	(217,593)	(206,520)

Other interest (expense), net	4,024	2,813	3,864	2,557

Net loss	$(121,028)	$(142,936)	$(213,729)	$(203,963)

Basic net loss per share	$(0.01)	$(0.01)	$(0.02)	$(0.01)

Basic weighted average shares outstanding	14,075,662	13,968,995	14,046,336	13,968,995

NOTIFY TECHNOLOGY CORPORATION
Condensed Balance Sheets

	March 31,	Sept. 30,
	2008	2007
	(Unaudited)	(1)
Assets:
Current assets:
Cash and cash equivalents	$1,038,555	$839,775
Accounts receivable, net	488,837	588,295
Other assets	44,175	51,692
Total current assets	1,571,567	1,479,762

Non-current assets
Property and equipment, net	108,006	98,983
Deposit on property and equipment	40,102	---
Total non-current assets	148,108	98,983
Total assets	$1,719,675	$1,578,745
Liabilities and shareholders’ deficit
Current liabilities:
Current portion of capital lease obligation	$4,169	$7,243
Accounts payable	28,149	31,915
Accrued payroll and related liabilities	302,738	260,216
Deferred revenue	2,379,664	2,126,518
Other accrued liabilities	178,718	143,189
Total current liabilities	2,893,438	2,569,081
Long-term capital lease obligations	13,078	15,519
Total liabilities	2,906,516	2,584,600
Shareholders' deficit:
Common stock	14,076	13,969
Additional paid-in capital	23,387,395	23,354,759
Accumulated deficit	(24,588,312)	(24,374,583)
Total shareholders’ deficit	(1,186,841)	(1,005,855)
Total liabilities and shareholders' deficit	$1,719,675	$1,578,745

(1) The information in this column was derived from our audited financial statements for the year ended September 30, 2007